March 12, 2008

TRUSTEE:	DEPOSITOR:
LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attn: Global Securities and Trust Services Group
Banc of America Commercial Mortgage Inc.,
Commercial Mortgage Pass-Through Certificates,
Series 2007-1
Telecopy number: (312) 904-2084

Banc of America Commercial Mortgage Inc. 214 North Tryon Street NC1-027-22-03, Charlotte, North Carolina 28255 Attn: Stephen Hogue
Paul Kurzeja, Esq., Assistant General Counsel, Bank of America Corporation Bank of America Corporate Center 101 South Tryon Street, 30th Floor NC1-002-29-01 Charlotte, North Carolina 28255	Henry A. LaBrun, Esq. Cadwalader Wickersham & Taft LLP 227 West Trade Street, 24th Floor Charlotte, North Carolina 28202

RE:  BACM 2007-1, Officer’s Certificate

Dear Representatives:

In accordance with the requirements detailed in §11.09 of the Pooling and Servicing Agreement (“Agreement”) for the above-mentioned CMBS pool, CWCapital Asset Management LLC (“CWCAM”), in its capacity as Special Servicer, is providing this Officer’s Certificate with respect to the following:

(A)	a review of CWCAM’s activities during the period October 18, 2007 through December 31, 2007 and of CWCAM’s performance under this Agreement has been made under my supervision; and
(B)	to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B. Iannarone
David B. Iannarone
Managing Director

701 13th Street, NW, Suite 1000, Washington, DC 20005
 www.cwcapital.com